                                                                   EXHIBIT 4(e)



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                               FRI-MRD CORPORATION





                                 NOTE AGREEMENT





                           Dated as of August 12, 1997


                                       Re:


                  Up to $75,000,000 15.0% Senior Discount Notes

                              due January 24, 2002














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
                               TABLE OF CONTENTS

SECTION HEADING                                                                                     PAGE
SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 Section 1.1.  Description of Notes . . . . . . . . . . . . . . . . . . . . . . .     1
                 Section 1.2.  Commitment, Closing Date.  . . . . . . . . . . . . . . . . . . . .     1
                 Section 1.3.  Right of First Offer.  . . . . . . . . . . . . . . . . . . . . . .     2

SECTION 2.  PREPAYMENT OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 Section 2.1.  Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . .     3
                 Section 2.2.  Notice of Prepayments  . . . . . . . . . . . . . . . . . . . . . .     3
                 Section 2.3.  Allocation of Prepayments  . . . . . . . . . . . . . . . . . . . .     3

SECTION 3.  REPRESENTATIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 Section 3.1.  Representations of the Company . . . . . . . . . . . . . . . . . .     3
                 Section 3.2.  Representations of the Purchasers  . . . . . . . . . . . . . . . .     3

SECTION 4.  CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 Section 4.1.  Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . .     5
                 Section 4.2.  Company's Existence and Authority  . . . . . . . . . . . . . . . .     5
                 Section 4.3.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 Section 4.4.  Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

SECTION 5.  COMPANY COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 Section 5.1.  Corporate Existence, Etc.  . . . . . . . . . . . . . . . . . . . .     5
                 Section 5.2.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 Section 5.3.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 Section 5.4.  Maintenance, Etc.  . . . . . . . . . . . . . . . . . . . . . . . .     6
                 Section 5.5.  Limitations on Indebtedness. . . . . . . . . . . . . . . . . . . .     7
                 Section 5.6.  Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . .     8
                 Section 5.7.  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . .     8
                 Section 5.8.  Mergers, Consolidations and Sales of Assets  . . . . . . . . . . .     9
                 Section 5.9.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . .     9
                 Section 5.10.  Financial Statements, etc . . . . . . . . . . . . . . . . . . . .    11

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR . . . . . . . . . . . . . . . . . . . . . . .    11
                 Section 6.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . .    11
                 Section 6.2.  Notice to Holders  . . . . . . . . . . . . . . . . . . . . . . . .    13
                 Section 6.3.  Acceleration of Maturities . . . . . . . . . . . . . . . . . . . .    13
                 Section 6.4.  Rescission of Acceleration . . . . . . . . . . . . . . . . . . . .    13

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                 Section 7.1.  Consent Required . . . . . . . . . . . . . . . . . . . . . . . . .    13

SECTION HEADING                                                                                    PAGE
                 Section 7.2.  Solicitation of Noteholders  . . . . . . . . . . . . . . . . . . .    14
                 Section 7.3.  Effect of Amendment or Waiver  . . . . . . . . . . . . . . . . . .    14

SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .    14
                 Section 8.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 Section 8.2.  Accounting Principles  . . . . . . . . . . . . . . . . . . . . . .    22

SECTION 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 9.1.  Note Register  . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 9.2.  Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 9.3.  Loss, Theft, Etc. of Notes . . . . . . . . . . . . . . . . . . . .    23
                 Section 9.4.  Powers and Rights Not Waived; Remedies Cumulative  . . . . . . . .    23
                 Section 9.5.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                 Section 9.6.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 9.7.  Integration and Severability.  . . . . . . . . . . . . . . . . . .    24
                 Section 9.8.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 9.9.  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 9.10.  Brokerage Fees  . . . . . . . . . . . . . . . . . . . . . . . . .    24

                         ATTACHMENTS TO NOTE AGREEMENT:


Schedule I       Name and Address of Purchasers

Exhibit A        Form of 15.0% Senior Discount Note Due January 24, 2002

Exhibit B        Closing Certificate of the Company

                               FRI-MRD CORPORATION


                                 NOTE AGREEMENT

                RE: UP TO $75,000,000 15.0% SENIOR DISCOUNT NOTES

                              DUE JANUARY 24, 2002



                          Dated as of August 12, 1997

To the Purchasers named in Schedule I attached hereto that are signatories to this Agreement

Ladies and Gentlemen:

         The undersigned, FRI-MRD Corporation, a Delaware corporation (the "Company"), agrees with each Purchaser as follows:

SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT.

         Section 1.1. Description of Notes. The Company will authorize the issue and sale of up to $75,000,000 aggregate principal amount of its 15.0% Senior Discount Notes due January 24, 2002 (the "Notes") to be dated the date of issue. Each Note will be issued at substantial discount from its principal amount for a price equal to its Purchase Price on the date of purchase. Cash interest will not accrue on the Notes prior to July 31, 1999. Thereafter, interest on the Notes will accrue at the lower of (i) 15.0% per annum and (ii) the highest rate permitted by law (the "Interest Rate") and will be payable semi-annually on January 31 and July 31 of each year, commencing on January 31, 2000, and at maturity. The Notes will bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Interest Rate from the date such payment is due, whether by acceleration or otherwise, until paid. The Notes will mature on January 24, 2002, and will be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement. The terms that are capitalized herein shall have the meanings set forth in Section 8.1 hereof unless the context shall otherwise require. The Notes will be senior unsecured obligations of the Company, ranking pari passu with all existing and future unsecured or unsubordinated Indebtedness of the Company.

         Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, the aggregate principal amount of Notes set forth opposite such Purchaser's name on Schedule I attached hereto by delivery of the Purchase Price for such Notes, which may be paid in cash (the "Cash Portion") or by delivery of Senior Notes (the "Senior Note Portion") as set forth on Schedule
I. Delivery of the Notes will be made at the principal offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, 10022 against (i) payment therefor in Federal or other funds current and immediately available in an amount equal to the Cash Portion and (ii) delivery of the Senior Note Portion, together with bond powers duly executed in blank, in each case at 10 A.M., Eastern time, on August 12, 1997 (the "Initial Closing Date") and also at such later date or dates, if any, as the Company shall specify by not less than five Business Days' prior written notice to the applicable Purchaser (the "Subsequent Closing Date[s]" and, together with the Initial Closing Date, the "Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered in the form of a single registered Note registered in the name of such Purchaser or in the name of such nominee or in such other denominations (not less than $100,000 in principal amount) as such Purchaser may specify no later than two Business Days prior to the Closing Date and in substantially the form attached hereto as Exhibit A; provided, however, that the Company shall not be required to issue any Notes in a denomination of less than $1,000,000 if immediately after such issuance there would be issued and outstanding more than twenty Notes of less than $1,000,000.

         Section 1.3. Right of First Offer. The Company shall provide the Persons who purchased Notes on the Initial Closing Date (the "Original Purchasers") with written notice (the "Notice") of the Company's desire to issue Notes (the "Additional Notes") on any Subsequent Closing Date, which Notice shall set forth the proposed Purchase Price and aggregate principal amount for the Additional Notes proposed to be sold. If the Original Purchasers deliver to the Company, within 15 days following the delivery of the Notice, a written acceptance (an "Acceptance") setting forth the binding commitment of such Original Purchasers to purchase all but not less than all of the Additional Notes for the Purchase Price set forth in the Notice (allocated among the Original Purchasers pro rata based on the principal amount of Notes purchased on the Initial Closing Date), then the Company shall sell, and the Original Purchasers shall purchase, all of the Additional Notes on a date no later than 30 days after delivery of the Notice pursuant to the terms of
Section 1.2. If the Original Purchasers fail to deliver an Acceptance within 15 days after delivery of the Notice, or fail to purchase all of the Additional Notes within 30 days after delivery of the Notice (which failure shall not relieve any Original Purchaser of its binding commitment to purchase its pro rata share of Additional Notes), then the Company may issue Additional Notes to any one or more other Purchasers at a Purchase Price equal to or greater than the proposed Purchase Price.


SECTION 2.  PREPAYMENT OF NOTES.








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

         No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

         Section 2.1. Optional Prepayments. The Company may at any time prepay the outstanding Notes, either in whole or in part, by payment of the aggregate Accreted Value (or portion thereof) and (in addition) after July 31, 1999 accrued and unpaid interest thereon to the date of such prepayment, together with a premium equal to the Call Premium, determined two Business Days prior to the date of such prepayment. Any partial prepayment shall be for an amount not less than $1,000,000 of the aggregate principal amount of the Notes then outstanding.

         Section 2.2. Notice of Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.1 to the holder thereof not less than 30 days nor more than 45 days before the date fixed for such prepayment specifying (a) such date, (b) the aggregate Accreted Value (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. Notice of prepayment having been so given, the aggregate Accreted Value (or portion thereof) specified in such notice, together with the Call Premium and accrued and unpaid interest, if any, shall become due and payable on the prepayment date.

         Section 2.3. Allocation of Prepayments. All partial prepayments made pursuant to Section 2.1 hereof shall be applied on all outstanding Notes ratably in accordance with the unpaid Accreted Value thereof; provided, that the Company may make such adjustments so that each Note remaining outstanding after any such prepayment shall be at least $1,000,000 aggregate principal amount.

SECTION 3.  REPRESENTATIONS.

         Section 3.1. Representations of the Company. The Company represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

         Section 3.2. Representations of the Purchasers. Each Purchaser represents, warrants and agrees that:

                          (a) Such Purchaser is acquiring its Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of its Notes; provided that the disposition of its property shall at all times be and remain within its control.

                          (b)  No part of the funds to be used by such
         Purchaser to purchase the Notes constitutes assets allocated to any separate account maintained by it. As used in this Section 3.2(b), the term "separate account" shall have the meaning assigned to it in ERISA.

                          (c) The Notes are issued at a substantial discount from their principal amount. Consequently, such Purchaser is aware that it may be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

                          (d) Such Purchaser is the sole legal and beneficial owner of the Senior Note Portion, if any, to be delivered by it, free and clear of all Liens, except for Liens expressly imposed in favor of FRI by the terms of the Senior Note Indenture.

                          (e) Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                          (f) No approval, consent or withholding of objection on the part of any regulatory body, state, federal or local, or any other third party is necessary in connection with the execution by such Purchaser of the Agreement or its acceptance of its Notes or compliance by such Purchaser with any of the provisions of the Agreement or the Notes, unless such consent or approval has already been obtained.

                          (g) The execution, delivery and performance by such Purchaser of this Agreement and all other instruments and documents to be executed and delivered by such Purchaser in connection herewith are not (and will not be or result) in conflict with or in material contravention or material violation of any law (including common law), rule or regulation by which such Purchaser is bound or to which it is subject or any material agreement to which it is a party.

                          (h) The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be sold, transferred or otherwise disposed of by such Purchaser without such registration or an exemption therefrom. Such Purchaser is either an accredited investor within the meaning of Rule 501 of the Securities Act or a qualified institutional buyer within the meaning of Rule 144A of the Securities Act.

                          (i) Such Purchaser understands that the Company may have material, non-public information regarding FRI or the Company and their respective conditions (financial or otherwise), results of operations, businesses, properties, plans and prospects (collectively, "Information"). Such Purchaser further acknowledges that it has been





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

         offered and does not wish to receive any of this Information and that such information might be material to such Purchaser's decision to sell Senior Notes or purchase the Notes or might otherwise be materially adverse to such Purchaser's Senior Notes. Accordingly, such Purchaser acknowledges and agrees that the Company shall have no obligation to disclose to such Purchaser any of such Information.

SECTION 4.  CLOSING CONDITIONS.

         Each Purchaser's obligation to purchase the Notes on the applicable Closing Date shall be subject to the performance by the Company of its agreements hereunder that are to be performed at or prior to the time of delivery of the Notes, and to the following further conditions precedent:

         Section 4.1. Closing Certificate. Such Purchaser shall have received a certificate dated such Closing Date, signed by an Officer of the Company substantially in the form attached hereto as Exhibit B.

         Section 4.2. Company's Existence and Authority. Such Purchaser shall have received, in form and substance reasonably satisfactory to it, such documents and evidence with respect to the Company as such Purchaser may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

         Section 4.3. Consents. Any consents or approvals required to be obtained by the Company, FRI or any of their Subsidiaries that are necessary to permit the consummation of the transactions contemplated hereby on such Closing Date shall have been obtained.

         Section 4.4. Opinion. Each Purchaser shall have received an opinion dated the applicable Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, substantially in the form of Exhibit C.

         The Company's obligation to sell the Notes to a Purchaser on the applicable Closing Date shall be subject to the performance by such Purchaser of its agreements hereunder that are to be performed at or prior to the time of delivery of the Notes and to the conditions precedent contained in Section 4.3.

SECTION 5.  COMPANY COVENANTS.

         From and after the date of this Agreement and continuing so long as any amount remains unpaid on any Note:

         Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in force and effect its corporate existence, and will cause each Subsidiary to preserve and keep in force and effect its corporate, partnership or other existence in accordance with the respective organizational documents of each such Subsidiary, and the rights and franchises of the Company and its Subsidiaries, provided that (a) the Company shall not be required to preserve any such right or franchise, or the existence, right or franchise of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the businesses of the Company and its Subsidiaries taken as a whole and (b) the provisions of this Section 5.1 shall not limit the ability of the Company or any Subsidiary of the Company to engage in any transaction permitted by Section 5.8 hereof.

         Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

         Section 5.3. Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or of any such Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate provision has been made, or (ii) where the failure to effect such payment or discharge is not adverse in any material respect to any Purchaser.

         Section 5.4. Maintenance, Etc. The Company will cause all material properties owned by or leased to it or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, to be maintained and kept in normal condition and working order (ordinary wear and tear and losses due to casualty excepted) and will from time to time cause to be made all necessary repairs, renewals, and replacements thereof, all as in the judgment of the Company may be necessary, so that the business carried on in connection therewith may be properly conducted; provided, however, that (a) nothing in this Section shall prevent the Company from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of its Board of Directors or of the Board of Directors, board of trustees or managing partners of the Subsidiary concerned, or of an Officer (or other agent employed by the Company or any of its Subsidiaries) of the Company or such Subsidiary having managerial responsibility for any such property, desirable in the conduct of the businesses of the Company or any of its Subsidiaries (provided that any such disposal is for a fair value after taking into account all circumstances involved in the decision to dispose of such property); and (b) the provisions of this Section 5.4 shall not limit the ability of the Company or any Subsidiary to engage in any transaction permitted by Section 5.8 hereof.





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

         Section 5.5. Limitations on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, assume or incur any Indebtedness except:

                          (1)  Indebtedness evidenced by the Notes;

                          (2) Indebtedness under the Credit Agreement not to exceed $35,000,000 in principal amount outstanding at any one time; provided, however, such Indebtedness may exceed $35,000,000 if the consolidated EBITDA of the Company and its Subsidiaries, on a pro forma basis for the twelve-month period ending on the last day of the calendar quarter immediately preceding the date of such incurrence equals or exceeds 1.75 times the amount of the projected consolidated net interest expense (before amortization of debt issuance costs) of the Company and its Subsidiaries for the twelve-month period immediately following the incurrence of such additional Indebtedness;

                          (3) Indebtedness of the Company and its Subsidiaries outstanding as of the date of this Agreement;

                          (4) Indebtedness relating to insurance premium financing or in respect of workers' compensation claims, in each case incurred in the ordinary course of business;

                          (5) Indebtedness relating to the Company's and its Subsidiaries' controlled disbursement accounts or in respect of overdrafts of zero balance bank accounts, in each case incurred in the ordinary course of business;

                          (6) Indebtedness in respect of Capitalized Lease Obligations or purchase money financings (including the purchase price of inventory); provided that such Indebtedness is secured only by the applicable asset;

                          (7) Indebtedness between a Subsidiary and the Company or between Subsidiaries;

                          (8)  Indebtedness represented by surety and
                 performance bonds and similar obligations, in each case incurred in the ordinary course of business;

                          (9)  Hedging Obligations of the Company or a
                 Subsidiary incurred in the ordinary course of business;

                          (10) Notwithstanding any amounts incurred under clauses (1) through (9) of this Section 5.5, additional Indebtedness of the Company and its Subsidiaries outstanding at any time that does not exceed in the aggregate an amount equal to





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

                 (i) $75,000,000 less (ii) the aggregate principal amount of Notes then outstanding; and

                          (11) Indebtedness issued or incurred in connection with the renewal, expansion or refunding of Indebtedness permitted by the preceding clauses (1) through (10) of this
                 Section 5.5; provided that any expansion of such Indebtedness would otherwise satisfy the conditions of one of the other clauses (1) through (10) of this Section 5.5.

         Section 5.6. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens other than Permitted Liens unless the Notes are secured equally and ratably with any other obligations thereby secured.

         Section 5.7. Restricted Payments. The Company will not, and will not permit any Subsidiary, to make any distribution or declare or pay any dividends (in cash or other property, other than capital Stock) on, or purchase, redeem or otherwise retire any of the Company's or any of its Subsidiaries' capital Stock, whether now or hereafter outstanding, except:

                          (a) Any Subsidiary may declare and pay dividends or other distributions to, or purchase, redeem or otherwise retire any capital Stock from, the Company or any Subsidiary.

                          (b) So long as no Event of Default exists and is continuing at the time of such payment or would result therefrom, the Company may declare and pay dividends or other distributions to FRI in amounts from time to time required to make regular interest payments with respect to the FRI Notes (excluding therefrom any interest in respect of any increase in the aggregate principal amount thereof occurring after the Initial Closing Date), if and so long as FRI uses the proceeds of such dividends or other distributions to satisfy such interest obligation.

                          (c) The Company may declare and pay dividends or other distributions to FRI during each fiscal year equal to the sum of
         (i) an amount not in excess of the federal, state, local and foreign taxes and assessments payable by FRI and its subsidiaries (determined on a consolidated basis) for such year, plus (ii) the aggregate amount of all general corporate, operating and administrative expenses incurred by FRI (including, without limitation, any such expenses incurred on behalf of its Subsidiaries) in the ordinary course of business.

                          (d) The Company and each Subsidiary may purchase, acquire, cancel or otherwise retire for value shares of capital Stock of FRI or any of its Subsidiaries, options on any such shares or related stock appreciation rights or similar securities held by directors, officers, employees or former directors, officers or employees (or their estates or beneficiaries under their estates or permitted transferees) that were issued pursuant to any Stock Based Plan, in each case upon death, disability, retirement, termination or pursuant to the terms of such Stock Based Plan; provided, however, that the aggregate consideration paid for such purchases, acquisitions, cancellations or retirements shall not exceed $2.5 million in any fiscal year.

         Notwithstanding the foregoing, this Agreement does not prevent immaterial cash dividends in lieu of payment of fractional shares.


         Section 5.8.  Mergers, Consolidations and Sales of Assets.

                          (a) The Company will not, and will not permit any Subsidiary to, (1) consolidate with or be a party to a merger with any other corporation, (2) sell, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis), or (3) issue any securities or any rights or options to purchase securities for less than fair value as determined in good faith by the Board of Directors, provided, however, that:

                          (i) any Subsidiary may merge or consolidate with or into the Company or any Subsidiary;

                          (ii) the Company may consolidate or merge with any other corporation if (A) the Company shall be the surviving or continuing corporation or else the surviving or continuing corporation shall (x) have a consolidated EBITDA for the twelve- month period ending on the last day of the calendar quarter immediately preceding the date of such consolidation or merger, determined on a pro forma basis, equal to or exceeding that of the Company for such period and (y) assume all of the obligations of the Company under the Notes and this Agreement and (B) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

                          (iii) any Subsidiary may sell, lease or otherwise dispose of its assets, or issue securities, to the Company or any Subsidiary.

         Section 5.9. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (or series of related transactions) (a "Transaction") with any holder (or any Affiliate of such holder) of 5% or more of any class of capital Stock of the Company or with any Affiliate of the Company, involving payments by the Company or any Subsidiary (including, without limitation, any sale, purchase, lease or loan or any other direct or indirect payment, transfer or other disposition) in excess of $2,000,000, other than the following Transactions:

                          (i) Transactions between or among the Company and its Subsidiaries or between or among such Subsidiaries,

                          (ii) Transactions the terms of which are at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties (in each case as determined in good faith by a majority of the directors of the Company unaffiliated with such holder or Affiliate, or if there are no such directors, as determined in good faith by its Board of Directors),

                          (iii) Transactions in which the Company or any Subsidiary delivers to the holders of the Notes a written opinion of an independent nationally recognized investment banking firm stating that such Transaction is fair to the Company or such Subsidiary from a financial point of view,

                          (iv)  the performance by the Company of its
                 obligations hereunder and under the Notes,

                          (v)  the payment of reasonable and customary
                 compensation or fees (including, without limitation, options or related stock appreciation rights or similar securities issued pursuant to any Stock Based Plan and payments pursuant to the Value Creation Units Plan) to officers, directors, and employees of FRI, the Company or any of its Subsidiaries, in each case as determined by the Company's Board of Directors in good faith,

                          (vi) loans or advances to officers, directors and employees of FRI, the Company or any of its Subsidiaries made in the ordinary course of business not to exceed $2 million at any time outstanding,

                          (vii) purchases (for equal to or less than fair value) or sales (for equal to or more than fair value) of goods and services made in the ordinary course of business,

                          (viii) Transactions permitted by, and complying with, the provisions of Section 5.7 hereof,

                          (ix) Transactions permitted by, and complying with, the provisions of Section 5.8 hereof,

                          (x) management and tax sharing agreements in effect on the date hereof or any replacements thereof which do not materially increase the obligations of the Company or its Subsidiaries, or

                          (xi) Investments by the Company or any Subsidiary in
                 any Unrestricted Subsidiary not to exceed $10,000,000 in the aggregate at any one time outstanding.

         Section 5.10. Financial Statements, etc. (a) As long as FRI is a reporting company under the Exchange Act, the Company shall deliver to the holders of the Notes, FRI's form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by FRI with the SEC, if any, as soon as reasonably practicable after the same are filed.

                 (b) In the event FRI is no longer a reporting company under the Exchange Act, the Company shall deliver to the holders of the Notes as soon as available, but in any event within 60 days after the end of each of the first three quarters during each of FRI's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering FRI's operations during such period; and (b) as soon as available, but in any event within 105 days after the end of each of FRI's fiscal years, financial statements of FRI for each such fiscal year, audited by independent certified public accountants. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, promptly after receipt and if prepared, such accountants' letter to management.

                 (c) Each Purchaser acknowledges that it is familiar with its responsibilities under the federal securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other persons who may engage in such trading; and agrees that such Purchaser will not violate those restrictions, and will use reasonable efforts to prevent any of its directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, bankers and financial advisors) who receive any such information from such Purchaser concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) from violating those restrictions.

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

         Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

                          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than 10 Business Days; or

                          (b) Default shall occur in the making of any other payment of the principal of any Note or the Call Premium, if any, thereon at the expressed or any maturity date or at any date fixed for prepayment; or

                          (c) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the date on which written notice thereof is given to the Company by the holders of a majority in aggregate Accreted Value of the outstanding Notes; or

                          (d) Any judgment or order for the payment of money shall be rendered against the Company or a Material Subsidiary of the Company by a court of competent jurisdiction and shall not be discharged or stayed within 90 days, and the amount thereof that is not covered by insurance, letters of credit or a bond shall be in excess of $10,000,000 and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or
         (ii) there shall be any period of 90 consecutive days, after written notice has been given to the Company by the Holders of at least 25% in aggregate Accreted Value of the outstanding Notes, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                          (e) An event of default occurs which extends beyond any period of grace applicable thereto under any mortgage, indenture or other instrument under which there may be issued any Indebtedness of the Company or any Material Subsidiary of the Company for borrowed money having an outstanding principal amount of $10,000,000 or more in the aggregate, whether such Indebtedness now exists or shall hereafter be created, if either (i) such default results from the failure to pay principal upon the final maturity of such Indebtedness or (ii) as result of such event of default such Indebtedness has been declared to be due and payable prior to its stated maturity, provided, however, that if such default shall be remedied or cured or waived by the holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed to have been thereupon remedied, cured or waived without further action on the part of the holders of the Notes; or

                          (f) The Company or any Material Subsidiary becomes insolvent, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                          (g) A custodian, trustee, liquidator, or receiver is appointed for the Company or any Material Subsidiary or for the major part of the property of either and is not discharged within 45 days after such appointment; or

                          (h) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or any Material Subsidiary, are consented to or are not dismissed within 45 days after such institution; or

                          (i)  A Change of Control occurs; or

                          (j) FRI retires or prepays all or any portion of the FRI Notes with a source other than (i) assets of FRI, (ii) Notes issued in exchange for FRI Notes or (iii) proceeds of Indebtedness issued by FRI or the Company that is subordinate in right of payment to the Notes.

         Section 6.2. Notice to Holders. When the Company has knowledge that any Event of Default described in the foregoing Section 6.1 has occurred, the Company agrees to give notice to the holders of the outstanding Notes within three Business Days of the date on which the Company becomes aware of such Event of Default.

         Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraphs (a) through (j), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 25% or more of the Accreted Value of outstanding Notes may, by notice to the Company, declare the entire principal and all interest accrued and unpaid, if any, on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (h) of Section 6.1 has occurred, then the Accreted Value of all outstanding Notes (together with accrued and unpaid interest, if any) shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire Accreted Value and interest accrued and unpaid, if any, on the Notes. No course of dealing on the part of any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.

         Section 6.4.  Rescission of Acceleration. The provisions of Section
6.3 are subject to the condition that if the principal of and accrued and unpaid interest, if any, on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (j), inclusive, of Section 6.1, the holders of a majority in aggregate Accreted Value of the outstanding Notes may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof.

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.

         Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 50% in aggregate Accreted Value of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (a) that will change the time of payment of the principal of or the interest on any Note or reduce the Accreted Value thereof of change the rate or interest thereon, or (b) that will change any of the provisions with respect to optional prepayment or (c) that will change the percentage of holders of the Notes required to consent to any such amendment, modification or waiver of any of the provisions of this Section 7 or Section 6.

         Section 7.2. Solicitation of Noteholders. Executed or true and correct copies of any waiver effected pursuant to the provisions of Section 7.1 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes.

         Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

         Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "Acceptance" shall have the meaning provided in Section 1.3 of this Agreement.

         "Accreted Value" shall mean, with respect to each Note, as of any date of determination (a) prior to July 31, 1999, the sum of (i) the Purchase Price of such Note and (ii) the portion of the excess of the principal amount of such Note over such Purchase Price that has been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate, compounded semi-annually, such that the Accreted Value of the Note on July 31, 1999 shall equal its principal amount and (b) from and after July 31, 1999, the principal amount of such Note.

         "Additional Notes" shall have the meaning provided in Section 1.3 of this Agreement.

         "Affiliate" shall mean any Person (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any other Person or (b) is an officer, director or employee of any such Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

         "Board of Directors" shall mean, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors authorized to act for it hereunder.

         "Business Day" shall mean any day other than a Saturday, Sunday, statutory holiday or other day on which banks in Los Angeles, California are required by law to close or are customarily closed.

         "Call Premium" shall mean:

                          (a) in connection with any prepayment prior to January 24, 2000, the greater of (i) 7.5% of the amount of Accreted Value being prepaid and (ii) an amount such that the sum of the Accreted Value of the Notes to be prepaid plus such Call Premium, if invested at the Reinvestment Rate for the period beginning on the date of prepayment and ending on January 24, 2002 would yield an annualized return of 9% on such Accreted Value for such period. "Reinvestment Rate" shall mean a rate equal to the yield to maturity on the actual or interpolated yield on U.S. Treasury Bonds with a maturity equal to the then remaining life to maturity of the Notes plus 50 basis points, adjusted for quarterly compounding.

                          (b) in connection with any prepayment or payment from January 24, 2000 until January 24, 2001, an amount equal to 7.5% of the amount of Accreted Value being prepaid.

                          (c) in connection with any prepayment or payment after January 24, 2001, an amount equal to 3.75% of the amount of Accreted Value being prepaid.

         "Capitalized Lease Obligation" means, with respect to any Person, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cash Portion" shall have the meaning provided under Section 1.2 herein.

         "Change of Control" shall mean an event whereby a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than any Existing Stockholder) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of FRI or the Company (calculated on a fully diluted basis); provided, that a Change of Control shall be deemed not to have occurred if a "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" of more than 50% of the total voting power of the then outstanding Voting Stock of FRI (calculated on a fully diluted basis), so long as a majority of the voting power of the Voting Stock of FRI ultimately "beneficially owned" by such "group" is ultimately "beneficially owned" by any one or more of the Existing Stockholders.

         "Closing Date" shall have the meaning provided in Section 1.2 herein.

         "Company" shall mean FRI-MRD Corporation, a Delaware corporation.

         "Credit Agreement" shall mean (i) the Loan and Security Agreement, dated as of January 10, 1997, among the Company, certain of its Subsidiaries, FRI, and Foothill Capital Corporation, as such agreement may be restated, amended, supplemented or otherwise modified from time to time hereafter and
(ii) any refunding or replacement of any agreement provided for in clause (i) or this clause (ii).

         "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 6.1.

         "Disqualified Stock" means any capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the earlier of the maturity date of the Notes or the date on which no Notes are outstanding.

         "EBITDA" shall mean, for any Person, such Person's earnings (loss) before (i) gain (loss) on disposition of properties, (ii) provision for divestitures and writedown of long-lived assets, (iii) writedown of goodwill,
(iv) interest,  (v) taxes, (v) depreciation, (vi) amortization, (vii) gain
(loss) on extinguishment of debt, and (viii) extraordinary items, in each case as determined in accordance with GAAP.

         "Environmental Legal Requirement" shall mean any international, Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company or any of its Subsidiaries or the operation, construction or modification of any such property, including without limitation the following:

the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Material Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

         "Equity Interests" means capital Stock or warrants, options or other rights to acquire capital Stock (but excluding any publicly-traded debt security that is convertible into, or exchangeable for, capital Stock).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

         "Event of Default" shall have the meaning set forth in Section 6.1 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

         "Existing Stockholder" means (i) with respect to FRI, the stockholders of FRI on the date hereof including (without limitation) Apollo FRI Partners, L.P. and Green Equity Investors, L.P. and the Related Persons of such stockholders and (ii) with respect to the Company, FRI and each Person specified in clause (i) above.

         "FRI" means Family Restaurants, Inc., a Delaware corporation.

         "FRI Notes" shall mean the Senior Notes, the Subordinated Notes and any other general unsecured Indebtedness of FRI, which may be in one or more classes or series and may include zero coupon notes.

         "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date of this Agreement and not including any interpretations or regulations that have been proposed but that have not been enacted.

         "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and it Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 31 1 of the Federal Water Pollution Control Act (33 U.S.C. SS1317) as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or
(d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

         "Hedging Obligations" with respect to any Person, means the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" of any Person as of any date means and includes, without duplication, (i) all debt of such Person, (ii) all obligations of such Person in respect of letters of credit or letter of credit reimbursement obligations (whether or not such items would appear on the balance sheet of such Person) and (iii) all guarantees by such Person of items that would constitute Indebtedness under this definition (whether or not such items would appear on such balance sheet). The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum liability of any contingent obligations referred to in clauses
(i) through (iii) above at such date.

         "Initial Closing Date" shall have the meaning provided under Section
1.2 of this Agreement.

         "Information" shall have the meaning provided under Section 3.2 of this Agreement.

         "Interest Rate" shall have the meaning provided under Section 1.1 of this Agreement.

         "Investment" shall mean the sum of all investments, made in cash or by delivery of property on or prior to the applicable date of determination, by the Company or any of its Subsidiaries in any Unrestricted Subsidiary, whether by acquisition of stock, Indebtedness, or other obligation or security of such Unrestricted Subsidiary, or by loan, advance, capital contribution or otherwise, less the aggregate amount by which such investments have been reduced by repayment, sale of such Unrestricted Subsidiary, redesignation of such Unrestricted Subsidiary as a Subsidiary or otherwise.

         "Lien" shall mean any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

         "Material Subsidiary" shall mean a Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

         "Note" shall have the meaning provided in Section 1.1 of this Agreement.

         "Note Register" shall have the meaning provided in Section 9.1 of this Agreement.

         "Note Registrar" shall have the meaning provided in Section 9.1 of this Agreement.

         "Notice" shall have the meaning provided in Section 1.3 of this Agreement.

         "Noteholder" shall mean any of the holders of one or more Notes from time to time.

         "Officer" shall mean the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or the Controller of any Person.

         "Original Purchaser" shall have the meaning provided in Section 1.3 of this Agreement.

         "Permitted Lien" means (i) Liens existing on the date of this Agreement; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 45 days or amounts being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iv) Liens incurred by or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) attachment or judgment Liens not giving rise to a Default or an Event of Default; (vii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) leases or subleases granted to others incurred in the ordinary course of business; (ix) purchase money Liens incurred to secure the purchase price of property (and Liens on property existing at the time of the acquisition thereof), which Lien shall not cover any property other than that being acquired, purchased, improved or constructed, and shall not cover property purchased, acquired, constructed or improved more than 12 months before the creation of such

Lien; (x) title defects or irregularities that do not in the aggregate materially impair the use of the property; (xi) obligations with respect to Capitalized Lease Obligations; (xii) Liens pursuant to sale and leaseback transactions incurred in the ordinary course of business; (xiii) Liens securing obligations under the Credit Agreement and the documents entered into in connection therewith; (xiv) Liens in favor of the Company or any wholly owned Subsidiary of the Company; (xv) any other Liens imposed by operation of law that do not materially affect the Company's ability to perform its obligations under the Notes and this Agreement; (xvi) extensions (but not expansions that are not otherwise Permitted Liens), renewals or refundings of any Liens referred to in clauses (i) through (xv) above; and (xvii) Liens in addition to the foregoing, provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $29,000,000.

         "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.


         "Purchase Price" with respect to any Note shall mean the Purchase Price thereof, expressed as a percentage of the principal amount thereof and as an amount in U.S. dollars, as set forth on Schedule I attached hereto.

         "Purchaser" shall mean the Persons listed under Schedule I attached hereto.

         "Related Person" shall mean, with respect to any Person, (A) an Affiliate of such Person, (B) any investment manager, investment advisor or general partner of such Person, and (C) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such Person or a Related Person of such Person.

         "Securities Act" shall have the same meaning as in Section 3.2(h).

         "Senior Note Indenture" shall mean the indenture relating to the Senior Notes between FRI, as issuer, and IBJ Schroder Bank & Trust Company, a New York banking corporation, as trustee thereunder dated as of January 27, 1994, as may be restated, amended, supplemented or otherwise modified from time to time.

         "Senior Notes" means (i) the 9 3/4% Senior Notes of FRI due February 1, 2002 as such Notes may be restated, amended, supplemented or otherwise modified from time to time hereafter and (ii) any refunding or replacement of any Indebtedness provided for in clause (i) or this clause (ii).

         "Senior Note Portion" shall have the meaning provided under Section
1.2 herein.

         "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

         "Stock Based Plan" means any stock option plan, stock appreciation rights plan or other similar plan or supplement relating to capital Stock of FRI or any of its Subsidiaries, whether in effect on the date hereof or established hereafter, established for the benefit of employees of FRI or of any Subsidiary of FRI.

         "Subordinated Notes" mean (i) the 10 7/8% Senior Subordinated Discounts Notes of FRI due February 1, 2004 as such Notes may be restated, amended, supplemented or otherwise modified from time to time hereafter (ii) and any refunding or replacement of any Indebtedness provided for in clause (i) or this clause (ii).

         "Subsequent Closing Date" shall have the meaning provided under
Section 1.2 of this Agreement.

         The term "subsidiary" shall mean, as to any particular parent corporation, any corporation, partnership, limited liability company, business trust or other entity of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves Subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company other than an Unrestricted Subsidiary.

         "Transaction" shall have the meaning provided under Section 5.9 herein.

         "Value Creation Units Plan" shall mean the Family Restaurants, Inc. and FRI-MRD Value Creation Units Plan.

         "Unrestricted Subsidiary" shall mean any Subsidiary of the Company (whether now existing or hereafter created) that is designated an Unrestricted Subsidiary by the Board of Directors of the Company and not thereafter redesignated as a Subsidiary. Upon designation of a Subsidiary as an Unrestricted Subsidiary the Company shall be deemed to have made an Investment in such Unrestricted Subsidiary equal to the fair market value of the net assets thereof as determined in good faith by the Board of Directors of the Company. There are no Unrestricted Subsidiaries as of the Initial Closing Date.

         "Voting Stock" shall mean securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

SECTION 9.  MISCELLANEOUS.

         Section 9.1. Note Register. The Company, in its capacity as note registrar (the "Note Registrar") shall cause to be kept a register (the "Note Register") for the registration and transfer of the Notes; provided, however, the Company may at any time designate and cause any other Person to act as the Note Registrar in order to maintain the Note Register pursuant to the terms of this Note Agreement. The Note Registrar will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

         At any time, and from time to time, the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof with the Note Registrar duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing and, unless transferred pursuant to an effective registration statement under the Securities Act, by an opinion of counsel in form and substance satisfactory to the Company to the effect that such transfer will be made in compliance with an exemption from the registration requirements of the Securities Act. Notes shall not be transferred in denominations of less than $100,000. Notwithstanding any other provision of this Note Agreement, the Company shall not be required to issue, transfer or exchange any Note for a denomination of less than $1,000,000 if immediately after such issue, transfer or exchange there would be issued and outstanding more than twenty Notes in a denomination of less than $1,000,000.

         Promptly upon request of a Noteholder, the Company shall provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as is necessary in order to permit compliance with the information requirements of Rule 144A(d)(4) under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For purposes of this paragraph, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium and interest, if any, on any Note shall be made to or upon the written order of such holder.

         Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this
Section 9.2 or Section 9.3, and, upon surrender of such

Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate Accreted Value as the then unpaid Accreted Value of the Note so surrendered, in the denomination of $1,000,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

         Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft, or destruction upon delivery of a bond or indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of any Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

         Section 9.4. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to Section 7 hereof or otherwise, shall extend to or affect any obligation or right not expressly waived or consented to.

         Section 9.5. Notices. All communications provided for hereunder shall be in writing and, if to any Purchaser, delivered or mailed by prepaid overnight air courier, or by facsimile communication, in each case addressed to such Purchaser at its address appearing on Schedule I to this Agreement or such other address as such Purchaser or subsequent holder may designate to the Company in writing, and if to the Company, delivered and mailed by prepaid overnight air courier, or by facsimile communication, in each case to the Company at 18831 Von Karman Avenue, Irvine, California 92612, Attention:
General Counsel or to such other address as the Company may in writing designate to such Purchaser or subsequent holder; provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose in Schedule I, and a notice to such Purchaser by facsimile communication shall only be effective if confirmed by a copy thereof by prepaid overnight air courier, in either case, as such Purchaser or a subsequent holder of any Note may designate to the Company in writing.

         Section 9.6. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to each Purchaser's benefit and to the benefit of its successors and assigns, including each successive holder or holders of any Notes.

         Section 9.7. Integration and Severability. This Agreement embodies the entire agreement and understanding between the Purchasers and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated (or, if possible, rewritten to the extent necessary to eliminate such invalidity or unenforceability) and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

         Section 9.8. Governing Law. THIS AGREEMENT AND THE NOTES ISSUED AND SOLD HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         Section 9.9. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 9.10. Brokerage Fees. Libra Investments, Inc. has acted as agent for the Company in connection with the transactions contemplated hereby and is being paid a commission by the Company pursuant to a separate letter agreement.

         The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                      FRI-MRD CORPORATION, as Company


                                      By   _____________________________
                                           Name:
                                           Title:

                    [signature pages continued on next page]

                                      THE BROWN & WILLIAMSON MASTER RETIREMENT
                                      TRUST

                                      By:  MacKay-Shields Financial Corporation
                                      Its: Investment Advisor


                                      By:_____________________________________
                                         Name:
                                         Title:


                    [signature pages continued on next page]

                                      THE MAINSTAY FUNDS, ON BEHALF OF ITS
                                      STRATEGIC INCOME FUND SERIES

                                      By:  MacKay-Shields Financial Corporation
                                      Its: Investment Advisor



                                      By:______________________________________
                                         Name:
                                         Title:


                    [signature pages continued on next page]

                                      HIGHBRIDGE CAPITAL CORPORATION

                                      By:  MacKay-Shields Financial Corporation
                                      Its: Investment Advisor



                                      By:______________________________________
                                         Name:
                                         Title:


                    [signature pages continued on next page]

                                     THE MAINSTAY FUNDS, ON BEHALF OF ITS HIGH
                                     YIELD CORPORATE BOND FUND SERIES

                                     By:   MacKay-Shields Financial Corporation
                                     Its:  Investment Advisor



                                     By:______________________________________
                                        Name:
                                        Title:




                    [signature pages continued on next page]

                                     MAINSTAY VP SERIES FUND, INC., ON BEHALF
                                     OF HIGH YIELD CORPORATE BOND PORTFOLIO


                                     By:   MacKay-Shields Financial Corporation
                                     Its:  Investment Advisor



                                     By:__________________________
                                     Name:
                                     Title:




                    [signature pages continued on next page]

                                     POLICE OFFICERS PENSION SYSTEM OF THE CITY
                                     OF HOUSTON

                                     By:   MacKay-Shields Financial Corporation
                                     Its:  Investment Advisor



                                     By:_______________________________________
                                        Name:
                                        Title:




                    [signature pages continued on next page]

                                     VULCAN MATERIALS COMPANY HIGH YIELD ACCOUNT

                                     By:   MacKay-Shields Financial Corporation
                                     Its:  Investment Advisor



                                     By:_______________________________________
                                        Name:
                                        Title:

SCHEDULE I TO NOTE AGREEMENT

Purchaser:       THE BROWN & WILLIAMSON MASTER RETIREMENT TRUST

1.       Principal Amount.

         In U.S. Dollars:  $1,350,000

                 The Purchase Price of the Note will be $1,010,880 and will consist of:
                 $265,000 of Senior Notes together with interest accrued thereon through August 12, 1997 (valued at $199,539.48), and $811,340.52 of cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 011000028
                          STATE STREET BANK AND TRUST COMPANY
                          BOSTON, MASS  02101
                          FOR CREDIT TO:
                          ACCT NAME:  BROWN & WILLIAMSON MASTER RETIREMENT
                          TRUST
                          DDA # 09237520
                          ACCT # ZH23

3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866
4.       Tax I.D. #:      043216086

Purchaser:       THE MAINSTAY FUNDS, ON BEHALF OF ITS STRATEGIC INCOME
FUND SERIES

1.       Principal Amount.

         In U.S. Dollars:  $520,000

                 The Purchase Price of the Note will be $389,376 in cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 021000018
                          BANK OF NEW YORK/CUST.
                          GLA 111612
                          FOR CREDIT TO:
                          ACCT NAME:  MAINSTAY STRATEGIC INCOME FUND
                          ACCT # 267451


3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866

4.       Tax I.D. #:      133924140

Purchaser:       HIGHBRIDGE CAPITAL CORPORATION

1.       Principal Amount.

         In U.S. Dollars:  $1,150,000

                 The Purchase Price of the Note will be $861,120 in cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 021-000-089
                          BEAR STERNS SECURITIES INC.
                          ACCT # 09253186
                          ACCT NAME:  HIGHBRIDGE CAPITAL CORPORATION
                          ACCT # 101-44079-2-6


3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866

4.       Tax I.D. #:      Bear Stearns Securities Corp.-Foreign (no tax i.d. #).

Purchaser:       THE MAINSTAY FUNDS, ON BEHALF OF ITS HIGH YIELD
CORPORATE BOND FUND SERIES

1.       Principal Amount.

         In U.S. Dollars:  $52,200,000

                 The Purchase Price of the Note will be $39,087,360 and will consist of: $13,895,000 of Senior Notes together with interest accrued thereon through August 12, 1997 (valued at $10,462,645.52), and $28,624,714.48 of cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 011000028
                          STATE STREET BANK AND TRUST COMPANY
                          BOSTON, MASS  02101
                          FOR CREDIT TO:
                          ACCT NAME: MAINSTAY HIGH YIELD CORPORATE BOND FUND DDA # 4266 0761
                          ACCT # SN04


3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866

4.       Tax I.D. #:      04-2910780

Purchaser:       MAINSTAY VP SERIES FUND, INC., ON BEHALF OF HIGH YIELD
CORPORATE BOND PORTFOLIO

1.       Principal Amount.

         In U.S. Dollars:  $4,400,000

                 The Purchase Price of the Note will be $3,294,720 and will consist of: $1,350,000 of Senior Notes together with interest accrued thereon through August 12, 1997 (valued at $1,016,521.87), and $2,278,198.13 of cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 021000018
                          BANK OF NEW YORK/CUST.
                          GLA 111612
                          FOR CREDIT TO:
                          ACCT NAME: MAINSTAY V.P. SERIES HIGH YIELD CORPORATE BOND FUND
                          ACCT # 274467


3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866

4.       Tax I.D. #:      13-3818793

Purchaser:       POLICE OFFICERS PENSION SYSTEM OF THE CITY OF HOUSTON

1.       Principal Amount.

         In U.S. Dollars:  $1,200,000

                 The Purchase Price of the Note will be $898,560 in cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 071-000-152
                          NORTHERN TRUST/CHGO TRUST
                          FOR CREDIT TO:
                          ACCT # 5186061000
                          ACCT NAME: POLICE OFFICERS PENSION SYSTEM OF THE CITY OF HOUSTON ACCT # 26-41113


3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866

4.       Tax I.D. #:      74-6036541

Purchaser:       VULCAN MATERIALS COMPANY HIGH YIELD ACCOUNT

1.       Principal Amount.

         In U.S. Dollars:  $180,000

                 The Purchase Price of the Note will be $134,784 and will consist of: $50,000 of Senior Notes together with interest accrued thereon through August 12, 1997 (valued at $37,648.96), and $97,135.04 of cash

2.       In the case of payments on account of the Notes:
         By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:

                          ABA # 071-000-152
                          NORTHERN TRUST/CHGO TRUST
                          FOR CREDIT TO:
                          ACCT # 5186061000
                          ACCT NAME:  VULCAN MATERIALS
                          ACCT # 26-00065


3.       All communications shall be delivered or mailed to:


                          MacKay-Shields Financial Corporation
                          9 West 57th Street
                          New York, New York  10019
                          Attn:  Steven Tananbaum
                          Fax:  (212) 758-4735

                          with a copy to:
                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York  10176
                          Attn:  Fredric A. Kleinberg, Esq.
                          Fax:  (212) 986-8866

4.       Tax I.D. #:      751867619

                              FRI-MRD CORPORATION

                15.0% SENIOR DISCOUNT NOTE DUE JANUARY 24, 2002

No. R-                                                          August 12, 1997


FRI-MRD CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns

                   on the twenty-fourth day of January, 2002

                            the principal amount of

                         [_____] DOLLARS ($__________)

This Note is issued at a substantial discount from its principal amount for a price equal to the Purchase Price. Cash interest will not accrue on this Note prior to July 31, 1999. Thereafter, interest on this Note will accrue at the rate of 15.0% per annum (or, if less, the highest rate permitted by law) and be payable semi-annually on January 31 and July 31 of each year, commencing on January 31, 2000, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Interest Rate per annum from the date such payment is due, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company at 18831 Von Karman Avenue, Irvine, California 92612 in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium or interest, if any, on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next preceding Business Day. "Business Day" means any day other than a Saturday, Sunday, statutory holiday or other day on which banks in Los Angeles, California are required by law to close or are customarily closed.

         This Note is one of the 15.0% Senior Discount Notes due January 24, 2002 of the Company in the aggregate principal amount of up to $75,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement, dated as of August 12, 1997 (the "Note Agreement"), entered into by the Company with the original purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein, to which Note Agreement reference is hereby made for the statement


                                   EXHIBIT A
                              (TO NOTE AGREEMENT)
thereof. Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Note Agreement.

         This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

         The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

         This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing and, unless transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended, by an opinion of counsel in form and substance satisfactory to the Company to the effect that such transfer will be made in compliance with an exemption from the registration requirements of the Securities Act of 1933, as amended. THIS NOTE IS SUBJECT TO SIGNIFICANT ADDITIONAL RESTRICTIONS ON TRANSFER CONTAINED IN THE NOTE AGREEMENT. Payment of or on account of principal, premium and interest, if any, on this Note shall be made only to or upon the order in writing of the registered holder.

         This Note and said Note Agreement are governed by and construed in accordance with the laws of New York.

                                          FRI-MRD CORPORATION


                                          By  _____________________________
                                              Name:
                                              Title:





                                   EXHIBIT A
                              (TO NOTE AGREEMENT)

                              FRI-MRD CORPORATION

                              CLOSING CERTIFICATE




Ladies and Gentlemen:

         This certificate is delivered to you in compliance with the requirements of the Note Agreement, dated as of August 12, 1997 (the "Agreement"), entered into by the undersigned, FRI-MRD CORPORATION, a Delaware corporation (the "Company"), with you, and as an inducement to and as part of the consideration for your purchase on this date of $___________ principal amount of the 15.0% Senior Discount Notes due January 24, 2002 (the "Notes") of the Company pursuant to the Agreement. The terms which are capitalized herein shall have the same meanings as in the Agreement.

         The Company represents and warrants to you as follows:

                 1. Subsidiaries. Annex I hereto states the name of each Subsidiary of FRI and/or the Company, the jurisdiction of incorporation and the percentage of its Voting Stock owned by FRI, the Company and each other Subsidiary. Except as set forth on Annex I attached hereto, the Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, in each case free and clear of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable.

                 2. Corporate Organization and Authority. Except as set forth on Annex I attached hereto, FRI, the Company and each Subsidiary,

                          (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                          (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and carry on its business as now conducted and as presently proposed to be conducted; and


                                   EXHIBIT B
                              (TO NOTE AGREEMENT)

                          (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where any failure to be so licensed or qualified would not have a material adverse effect on the properties, business, profits or condition of the Company and its Subsidiaries.

                 3. Financial Statements. (a) The consolidated balance sheets of FRI and its Subsidiaries as of December 29, 1996, and the statements of income and stockholder equity (deficit) and changes in financial position or cash flows for the fiscal year ended on said date, accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by FRI and otherwise without qualification except as therein noted, by KPMG Peat Marwick LLP, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of FRI and its Subsidiaries as of such date and the results of their operations and cash flows for such period. The unaudited consolidated balance sheet of FRI and its Subsidiaries as of March 30, 1997, and the unaudited statements of income and cash flows for the fiscal period ended on said date prepared by FRI have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of FRI and its Subsidiaries as of said date and the results of their operations and cash flows for such period subject to year-end audit and adjustments.

                 (b) Except as set forth on Annex I attached hereto, since March 30, 1997, there has been no material change in the condition, financial or otherwise, of FRI and its Subsidiaries (such change, a "Material Adverse Change") as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, and the Company has no knowledge of any events or circumstances (excluding general economic conditions) which the Company has concluded is reasonably likely to result in a Material Adverse Change..

                 4. Full Disclosure. FRI's Form 10-K dated March 31, 1997, FRI's Form 10-Q dated May 14, 1997 and the financial statements referred to in paragraph 3, in each case as of their respective dates, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the Company's knowledge, FRI has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission.

                 5. Pending Litigation. Except as set forth on Annex I attached hereto, there are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which are reasonably likely to materially and adversely affect the properties, business, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

                 6. Title to Properties. Except as set forth on Annex I attached hereto, the Company and each Subsidiary, has good and marketable title in fee simple (or its equivalent under applicable law) to all the real property it purports to own and has good title to all the other property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 3, except as sold or otherwise disposed of in the ordinary course of business, and except for Permitted Liens.

                 7. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreement and the Notes:

                          (a) are within the corporate powers and authority of the Company;

                          (b) will not materially violate any material provisions of any material law (including common law), rule or regulation or any order of any court or governmental authority or agency and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under the Restated Certificate of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any material Liens on any property of the Company; and

                          (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Restated Certificate of Incorporation or By-laws of the Company or otherwise), has been duly executed and delivered by the Company. The Agreement and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, reorganization, receivership, insolvency or similar laws affecting the enforcement of creditors' rights generally and limitations on the enforcement of equitable remedies.

                 8. No Defaults. No Default or Event of Default as defined in the Agreement has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default in the payment of any material Indebtedness and is not in default under any instrument or instruments or agreements under and subject to which any material Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

                 9. Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, federal or local, or any other third party is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes, unless such consent or approval has already been obtained.

                 10. Taxes. All material tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are due and payable have been paid. For all taxable years ending on or before 1996, the federal income tax liability of the Company and its Subsidiaries has been satisfied. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made in its accounts, and no material controversy in respect of additional Federal or state income taxes is pending or to the knowledge to the Company threatened.

                 11. Use of Proceeds. The net proceeds from the sale of the Notes will be used for general corporate purposes. None of the transactions contemplated in the Agreement (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G.

                 12. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar security, or has solicited or will solicit, an offer to acquire the Notes or any similar security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

                 13. Compliance with Law. Except as set forth in Annex I, neither the Company nor any Subsidiary (a) is in violation of any material law, ordinance, franchise, governmental rule or regulation, including without limitation, the Occupational Safety and Health Act of 1970, ERISA and any Environmental Legal Requirement to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreement or the Notes. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

                 14. Intercompany Debt. Since June 29, 1997, no payments have been made by the Company or any of its Subsidiaries to FRI except as would have been permitted under Section 5 of the Agreement. The Company's and its Subsidiaries' Indebtedness to FRI did not exceed $500,000 as of the date hereof.

         Dated: August 12, 1997


                                              FRI-MRD CORPORATION



                                              By_____________________________
                                                Name:
                                                Title:

                                    Annex I

   A. Subsidiaries (FRI-MRD Corporation is a wholly-owned subsidiary of Family Restaurants, Inc., and all other subsidiaries listed are wholly-owned (directly or indirectly) subsidiaries of FRI-MRD Corporation)

Company                                    State of                Shares
Shares                                  Incorporation            Authorized          Issued
------                                  -------------            ----------          ------
FRI-Admin Corporation                      Delaware                 1,000              100

FRI-MRD Corporation                        Delaware                 1,000              100

EL Torito Restaurants, Inc.                Delaware                 1,000              100

Chi-Chi's, Inc.                            Delaware                 2,000            1,000

El Torito Franchising Company              Delaware                 1,000              100

CCMR of Timonium, Inc.                     Delaware                   600              200

CCMR of Maryland, Inc.                     Delaware                   600              200

Chi-Chi's of Greenbelt, Inc.               Kentucky                 2,000              100

Chi-Chi's of South Carolina, Inc.          Kentucky                 2,000              100

Chi-Chi's of West Virginia, Inc.           Kentucky                 2,000              100

Chi-Chi's Franchise Operations Co.         Kentucky                 2,000              100

Chi-Chi's Management Corporation           Kentucky                 2,000              100

Maintenance Support Group                  Kentucky                 2,000              100

CCMR Advertising Agency, Inc.              Kentucky                 2,000              100

CCMR of Catonsville, Inc.                  Kentucky                 2,000              100

CCMR of Cumberland, Inc.                   Kentucky                 2,000              100

CCMR of Frederick, Inc.                    Kentucky                 2,000              100


CCMR of Golden Ring, Inc.                  Kentucky                 2,000              100

CCMR of Greenbelt, Inc.                    Kentucky                 2,000              100

CCMR of Harford County, Inc.               Kentucky                 2,000              100

CCMR of Inner Harbor, Inc.                 Kentucky                 2,000              100

CCMR of Ritchie Highway, Inc.              Kentucky                 2,000              100

Chi-Chi's of Kansas, Inc.                  Kansas                   2,000              100



                      B.  Indebtedness as of June 29, 1997

                             See attached Exhibit B

                        C.  Liens as of January 10, 1997

                             See attached Exhibit C

               D.  Material Adverse Changes since March 30, 1997

                                      none

                             E.  Pending Litigation

                                      none

                       F.  Title to Properties Exceptions

                                      none

                       G.  Compliance with Law Exceptions

                                      none